Exhibit 23(a)-Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 2-84202, 333-04367, 333-42506, 333-04365, 333-122282, 333-04369, 333-122283 on Form S-8 and No. 333-157364 on Form S-3 of Herman Miller, Inc. and subsidiaries of our reports dated July 27, 2010, with respect to the consolidated financial statements and schedule of Herman Miller, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Herman Miller, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the fiscal year ended May 29, 2010.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
July 27, 2010